Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diedrich Coffee, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-111669, 333-66744, 333-74626, 333-52190, 333-61269, 333-50412, 333-61271, 333-50127, 333-50129) on Form S-8 and Form S-3 of Diedrich Coffee, Inc. of our report dated August 20, 2004, except as to paragraphs 3, 4, 5, 6 and 7 of note 1, which are as of September 22, 2005, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Diedrich Coffee, Inc. and subsidiaries for the year ended June 30, 2004, and the related financial statement schedule, which report appears in the June 28, 2006, annual report on Form 10-K of Diedrich Coffee, Inc.

/s/ KPMG LLP

Costa Mesa, California

September 26, 2006